Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184878

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated November 9, 2012)

Up to 7,000,000 Shares

Common Stock

We are offering up to 7,000,000 shares of common stock, par value $0.10 per share, of Vector Group Ltd. pursuant to this prospectus supplement, which we will lend to Jefferies & Company, Inc. (which we refer to when acting in this capacity as the “share borrower”), the underwriter for this offering (which we refer to as “Jefferies” when acting in its capacity as underwriter). The shares being lent by us to the share borrower are referred to herein as the “borrowed shares.”

We will not receive any proceeds from the sale of the borrowed shares in this offering, but will receive a nominal loan fee from the share borrower for the use of the borrowed shares. The share borrower or its affiliates will receive all the proceeds from the sale of the borrowed shares.

We have been informed by Jefferies that it, or its affiliates, intends to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in our % variable interest convertible senior notes due 2019 (which we refer to as the “convertible notes” and that are being offered in a concurrent offering pursuant to a separate prospectus supplement and accompanying prospectus) may hedge their investments through short sales of our common stock. The number of borrowed shares that will be offered and sold pursuant to this prospectus supplement and the accompanying prospectus will be determined on the basis of the final size of the concurrent convertible notes offering. Accordingly, the share borrower may borrow and offer for sale fewer than 7,000,000 shares hereunder.

The share borrower may from time to time during the term of the agreement governing the lending of the borrowed shares (which agreement we refer to as the “share lending agreement”) borrow from us up to a maximum number of shares determined in accordance with the share lending agreement, and we expect that the share borrower will initially borrow up to 7,000,000 shares of our common stock on or before the date of this prospectus supplement. The share borrower will initially offer and sell by this prospectus supplement and the accompanying prospectus up to 3,500,000 borrowed shares to the public at a price of $     per share (which we refer to as the “fixed price shares”) concurrently with the offering of the convertible notes. Additionally, from time to time after the completion of the offering of the fixed price shares, the share borrower will borrow and offer and sell by this prospectus supplement and accompanying prospectus up to an additional 3,500,000 borrowed shares to the public at prices prevailing in the market at the time of sale or at negotiated prices (which we refer to as the “variable price shares”).

The share borrower may from time to time during the term of the share lending agreement borrow up to 1,000,000 additional shares of our common stock from us for additional offerings that may be made in subsequent offerings, on a delayed basis in transactions that may include block sales, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise (which we refer to as the “supplemental shares”), provided that the share borrower may not borrow supplemental shares from us more than twice during any twelve consecutive months and that each borrowing of supplemental shares must be in an amount of at least 250,000 shares. As of the date of this prospectus supplement, the total number of shares of our common stock that the share borrower can borrow under the share lending agreement is limited to a maximum of 7,000,000 borrowed shares, but will be increased by 1,000,000 shares in the event any supplemental shares are to be sold in subsequent offerings. The maximum number of shares that may be borrowed under the share lending agreement at any given time will be reduced by the number of shares delivered to us by the share borrower as of that date and will be subject to certain other adjustments. The share borrower expects to return to us, shortly after the closing of the concurrent offering of the convertible notes, up to 3,500,000 shares, thus reducing the number of shares outstanding under the share lending agreement by up to 3,500,000 shares. See “Share Lending Agreement; Concurrent Offering of Convertible Notes” and “Underwriting; Conflicts of Interest.”

Concurrently with this offering, we are offering up to $150.0 million aggregate principal amount of the convertible notes, assuming no exercise of the underwriter’s over-allotment option (or up to $172.5 million aggregate principal amount of the convertible notes if the underwriter exercises its over-allotment option in full), pursuant to a separate prospectus supplement and accompanying prospectus. The number of borrowed shares that will be offered and sold pursuant to this prospectus supplement and the accompanying prospectus will be determined on the basis of the final size of the concurrent convertible notes offering. Accordingly, the share borrower may borrow and offer for sale fewer than 7,000,000 shares hereunder. The offering of the borrowed shares pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the convertible notes offering, and the concurrent offering of the convertible notes is contingent upon the closing of the offering of the borrowed shares hereunder.

Our common stock is listed on The New York Stock Exchange under the symbol “VGR.” The last reported sale price of our common stock on The New York Stock Exchange on November 13, 2012 was $16.00 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER BORROWED SHARE		TOTAL
Public Offering Price	$		$
Underwriting Discounts and Commissions		0		0
Proceeds to Vector Group Ltd. before expenses		0		0

Delivery of the shares of common stock is expected to be made on or about November   , 2012.

Jefferies

Prospectus Supplement dated November   , 2012

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement provides additional information about us and describes the specific details regarding this offering and the securities offered hereby. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

As permitted under the rules of the SEC, this prospectus incorporates important business information about Vector Group Ltd. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.” Before purchasing any securities, you should carefully read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the share borrower nor the underwriter have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

None of we, the share borrower or the underwriter is making offers to sell the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or other similar terms mean Vector Group Ltd. and its consolidated subsidiaries and the term “Vector” refers only to Vector Group Ltd., unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement of which the accompanying prospectus is a part and the exhibits to such registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our web site at www.vectorgroupltd.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

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INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;
■	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;
■	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 27, 2012, February 28, 2012, May 22, 2012, September 14, 2012 and November 2, 2012; and
■	the description of our common stock contained in the S-1 Registration Statement filed on June 15, 1998, including any subsequently filed amendments and reports updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
Telephone Number: (305) 579-8000

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains “forward-looking statements” within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

■	economic outlook;
■	capital expenditures;
■	cost reduction;
■	legislation and regulations;
■	cash flows;
■	operating performance;
■	litigation;
■	impairment charges and cost saving associated with restructurings of our tobacco operations; and
■	related industry developments (including trends affecting our business, financial condition and results of operations).

You can identify forward-looking statements by terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may be,” “objective,” “plan,” “seek,” “predict,” “project” and “will be” and similar words or phrases or their negatives. The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:

■	general economic and market conditions and any changes therein, due to acts of war and terrorism or otherwise;
■	governmental regulations and policies;
■	effects of industry competition;
■	impact of business combinations, including acquisitions and divestitures, both internally for us and externally in the tobacco industry;
■	impact of legislation on our competitors’ payment obligations, results of operations and product costs, i.e. the impact of federal legislation eliminating the federal tobacco quota system and providing for regulation of tobacco products by the Food and Drug Administration (the “FDA”);
■	impact of substantial increases in federal, state and local excise taxes;
■	uncertainty related to product liability litigation including the Engle progeny cases pending in Florida; and
■	potential additional payment obligations for us under the Master Settlement Agreement (the “MSA”) and other settlement agreements relating to tobacco-related litigation with the states.

Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made

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under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We caution you that any forward-looking statements made in this prospectus and the documents incorporated herein by reference are not guarantees of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or any other document incorporated by reference into this prospectus. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless required by law to do so.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider when making your investment decision. You should read and consider carefully the more detailed information in this prospectus, including the factors described and incorporated by reference under the heading “Risk Factors” in this prospectus supplement beginning on page S-5 and the financial and other information incorporated by reference in this prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Our Company

We are a holding company and are engaged principally in:

■	the manufacture and sale of cigarettes in the United States through our Liggett Group LLC (“Liggett”) and Vector Tobacco Inc. (“Vector Tobacco”) subsidiaries; and
■	the real estate business through our New Valley LLC (“New Valley”) subsidiary, which is seeking to acquire additional operating companies and real estate properties. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area.

For the year ended December 31, 2011, Liggett was the fourth largest manufacturer of cigarettes in the United States in terms of unit sales. Our tobacco subsidiaries manufacture and sell cigarettes in the United States and all of our tobacco operation’s unit sales volume in 2011 and for the first nine months of 2012 was in the discount segment, which management believes has been the primary growth segment in the industry for more than a decade. Our tobacco subsidiaries produce cigarettes in approximately 117 different brand styles as well as private labels for other companies, which are typically retail or wholesale distributors who supply supermarkets and convenience stores. Liggett’s current brand portfolio includes Pyramid, Grand Prix, Liggett Select, Eve, USA and various partner brands and private label brands. Liggett’s manufacturing facilities are located in Mebane, North Carolina where it manufactures most of Vector Tobacco’s cigarettes pursuant to a contract manufacturing agreement. Liggett’s products are distributed from a central distribution center in Mebane, North Carolina to 16 public warehouses located throughout the United States that serve as local distribution centers for Liggett’s customers. Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains.

In addition to New Valley’s investment in Douglas Elliman, New Valley holds investment interests in various real estate projects in Manhattan, New York, Baltimore County, Maryland, southern California and Milan, Italy through both debt and equity investments.

We have approximately 590 employees, of which approximately 300 are employed at Liggett’s Mebane, North Carolina facility and approximately 265 are employed in sales and administrative functions at our subsidiary Liggett Vector Brands LLC, which coordinates our tobacco subsidiaries’ sales and marketing efforts.

Concurrent Transaction

Concurrently with the offering of borrowed shares pursuant to this prospectus, we are offering, by means of a separate prospectus supplement and accompanying prospectus, up to $150.0 million aggregate principal amount of our     % variable interest convertible senior notes due 2019 (which we refer to as the “convertible notes”) in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”). We have granted the underwriter of the convertible notes the right to purchase, within the 13-day period beginning on the date the convertible notes are first issued, up to an additional $22.5 million aggregate principal amount of convertible notes solely to cover over-allotments, if any, in respect of the convertible notes.

This offering is being conducted in connection with the offering of the convertible notes. The offering of borrowed shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the concurrent offering of the convertible notes is contingent upon the closing of the offering of borrowed shares hereunder.

We intend to use the net proceeds of the offering of the convertible notes (after discounts, commissions and expenses) for general corporate purposes, including in our existing tobacco business and in additional investments in real estate through our wholly owned subsidiary, New Valley LLC. We may also consider using a portion of the proceeds from the convertible notes offering to address upcoming debt maturities. We will not receive any proceeds from the sale of the borrowed shares offered hereunder, other than a nominal loan fee from the share borrower equal to $0.10 per share loaned to the share borrower. We expect to use those proceeds for general corporate purposes. In addition, pursuant to the terms of the share lending agreement, the share borrower will be obligated to deliver to us, and maintain during the term of the share lending agreement, collateral with a market value equal to at least the market value of the borrowed shares. See “Share Lending Agreement; Concurrent Offering of Convertible Notes.”

Corporate Information

Our principal executive offices are located at 100 S.E. Second Street, Miami, Florida 33131, our telephone number is (305) 579-8000 and our web site is http://www.vectorgroupltd.com. You should not consider information contained on our web site or that can be accessed through our web site to be part of this prospectus.

THE OFFERING

Issuer
Vector Group Ltd., a Delaware corporation.
Shares of common stock offered
Up to 7,000,000 shares.
Shares of common stock outstanding following this offering(1)
87,003,808 shares.
Exchange and trading symbol for our common stock
Our common stock is listed on The New York Stock Exchange under the symbol “VGR.”
Offering of shares
We will loan up to 7,000,000 shares of our common stock to the share borrower pursuant to a share lending agreement dated as of November , 2012 (which we refer to as the “share lending agreement”). We have been informed by Jefferies that it, or its affiliates, intends to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the convertible notes may hedge their investments through short sales of our common stock. Shortly after the offering of the fixed price shares, we expect the share borrower to terminate a portion of the initial share loan by delivering up to 3,500,000 shares of our common stock to us. See “Share Lending Agreement; Concurrent Offering of Convertible Notes” and “Underwriting; Conflicts of Interest.”
Use of proceeds
We will not receive any proceeds from the sale of the borrowed shares offered hereunder, other than a nominal loan fee from the share borrower equal to $0.10 per share loaned to the share borrower. We expect to use those proceeds for general corporate purposes. The share borrower or its affiliates will receive all the proceeds from the sale of the borrowed shares. See “Use of Proceeds.”
Risk factors
Before deciding whether to invest in our common stock, you should carefully consider the risks described under “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the risk factors and other information included in or incorporated by reference into this prospectus, including our financial statements and the notes thereto.
Underwriter conflicts of interest
All of the proceeds from the sale of the borrowed shares in this offering will be paid to the underwriter or an affiliate thereof. As a result, Jefferies, or an affiliate thereof, will receive more than 5% of the net proceeds of this offering. Thus, Jefferies has a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. In accordance with Rule 5121, Jefferies will not make sales to discretionary accounts without the prior written consent of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock.

(1)	As of October 31, 2012. Reflects 87,003,808 shares issued and outstanding and excludes the following at October 31, 2012:
■	2,547,677 shares issuable upon exercise of outstanding options granted to employees, with a weighted-average exercise price of $11.77 per share, of which options for 398,437 shares were exercisable at October 31, 2012;
■	3,703,283 shares reserved for future issuance under our stock incentive plans;
■	262,037 shares of non-vested restricted stock;
■	14,529,692 shares issuable upon conversion of our outstanding convertible notes and debentures maturing in November 2014 and June 2026, subject to anti-dilution, make-whole and other adjustments;
■	shares issuable upon conversion of the convertible notes offered in the concurrent convertible notes offering (or shares issuable upon conversion of the convertible notes if the underwriter of the concurrent convertible notes offering exercises its over-allotment in respect of the concurrent offering of convertible notes in full), subject to anti-dilution, make-whole and other adjustments; and
■	up to 8,000,000 shares of our common stock loaned to the share borrower pursuant to the share lending agreement, including any shares that may be borrowed and sold from time to time after the date hereof.

RISK FACTORS

Before you decide to invest in our common stock, you should be aware that an investment in our common stock involves various risks and uncertainties, including those described below, that could have a material adverse effect on our business, financial position, results of operations, cash flows or prospects. We urge you to consider carefully the risk factors described below, together with all of the other information included in, and incorporated by reference into, this prospectus before you decide to invest in the borrowed shares. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones related to our business, our common stock or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial position, results of operations, cash flows or prospects. The trading price of our common stock could decline due to the materialization of any of these risks and uncertainties and you may lose all or part of your investment.

Risks Relating to Our Indebtedness

We have significant liquidity commitments.

We have certain liquidity commitments that could require the use of our existing cash resources. As of September 30, 2012, our corporate expenditures (exclusive of Liggett, Vector Tobacco and New Valley) and other potential liquidity requirements over the next 12 months included the following:

■	cash interest expense of approximately $76.3 million,
■	dividends on our outstanding common shares (currently at an annual rate of approximately $142.0 million), and
■	other corporate expenses and taxes.

In order to meet the above liquidity requirements as well as other liquidity needs in the normal course of business, we will be required to use cash flows from operations and existing cash and cash equivalents. Should these resources be insufficient to meet the upcoming liquidity needs, we may also be required to liquidate investment securities available for sale and other long-term investments, or, if available, draw on Liggett’s credit facility. While there are actions we can take to reduce our liquidity needs, there can be no assurance that such measures can be achieved.

We and our subsidiaries have a substantial amount of indebtedness.

We and our subsidiaries have significant indebtedness and will incur additional debt upon consummation of the concurrent offering of the convertible notes and, as a result, we have significant debt service obligations. As of September 30, 2012, we and our subsidiaries had total outstanding indebtedness (including the embedded derivative liabilities related to our convertible notes) of $647.9 million and we will incur an additional $150.0 million of indebtedness in the concurrent convertible notes offering (assuming no exercise of the underwriter’s over-allotment option in respect of the convertible notes). Approximately $157.5 million of our 6.75% convertible notes mature in 2014 and $415.0 million of our 11% senior secured notes mature in 2015. We also may be required to purchase all of our then-outstanding 3.875% convertible notes due 2026 in June 2016. As of September 30, 2012, approximately $43.2 million of our 3.875% convertible notes due 2026 were outstanding. In addition, subject to the terms of any future agreements, we and our subsidiaries will be able to incur additional indebtedness in the future. There is a risk that we will not be able to generate sufficient funds to repay our debt. If we cannot service our fixed charges, it would have a material adverse effect on our business and results of operations.

We are a holding company and depend on cash payments from our subsidiaries, which are subject to contractual and other restrictions, in order to service our debt and to pay dividends on our common stock.

We are a holding company and have no operations of our own. We hold our interests in our various businesses through our wholly-owned subsidiaries, VGR Holding LLC (“VGR Holding”) and New Valley. In addition to our own cash resources, our ability to pay interest on our debt and to pay dividends on our common stock depends on the ability of VGR Holding and New Valley to make cash available to us. VGR Holding’s ability to pay dividends to us depends primarily on the ability of Liggett, its wholly-owned subsidiary, to generate cash and make it available to VGR Holding. Liggett’s revolving credit agreement with Wells Fargo Bank, N.A. contains a restricted payments test that limits the ability of Liggett to pay cash dividends to VGR Holding. The ability of Liggett to meet the restricted payments test may be affected by factors beyond its control, including Wells Fargo’s unilateral discretion, if acting in good faith, to modify elements of such test.

Our receipt of cash payments, as dividends or otherwise, from our subsidiaries is an important source of our liquidity and capital resources. If we do not have sufficient cash resources of our own and do not receive payments from our subsidiaries in an amount sufficient to repay our debts and to pay dividends on our common stock, we must obtain additional funds from other sources. There is a risk that we will not be able to obtain additional funds at all or on terms acceptable to us. Our inability to service these obligations and to continue to pay dividends on our common stock would significantly harm us and the value of our common stock.

Our 11% senior secured notes contain restrictive covenants that limit our operating flexibility.

The indenture governing our 11% senior secured notes due 2015 (the “Senior Secured Notes”) contains covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

■	incur or guarantee additional indebtedness or issue preferred stock;
■	pay dividends or distributions on, or redeem or repurchase, capital stock;
■	create liens with respect to our assets;
■	make investments, loans or advances;
■	prepay subordinated indebtedness;
■	enter into transactions with affiliates; and
■	merge, consolidate, reorganize or sell our assets.

In addition, Liggett’s revolving credit agreement requires us to meet specified financial ratios. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing the Senior Secured Notes and the Liggett revolving credit agreement may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants, including those contained in the indenture governing the Senior Secured Notes and the Liggett credit agreement, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

The indenture governing the Senior Secured Notes contains restrictive covenants, which, among other things, restrict our ability to pay certain dividends or make other restricted payments or enter into transactions with affiliates if our Consolidated EBITDA, as defined in the indenture, is less than $50.0 million for the four quarters prior to such transaction. Our Consolidated EBITDA for the four quarters ended September 30, 2012 exceeded $50.0 million.

Changes in respect of the ratings of our debt may materially and adversely affect the availability, the cost and the terms and conditions of our debt.

Both we and our Senior Secured Notes have been publicly rated by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”), independent rating agencies. In addition, future debt instruments may be publicly rated. These debt ratings may affect our ability to raise debt. Any future downgrading of the Senior Secured Notes or our other debt by Moody’s and S&P may affect the cost and terms and conditions of future financings and could adversely affect the value and trading of the convertible notes offered concurrently herewith.

Risks Relating to Our Business

Liggett faces intense competition in the domestic tobacco industry.

Liggett is considerably smaller and has fewer resources than its major competitors, and, as a result, has a more limited ability to respond to market developments. Management Science Associates’ data indicate that the three largest cigarette manufacturers controlled approximately 84.7% of the United States cigarette market during 2011. Philip Morris is the largest manufacturer in the market, and its profits are derived principally from its sale of premium cigarettes. Philip Morris had approximately 61.2% of the premium segment and 46.1% of the total domestic market during 2011. During 2011, all of Liggett’s sales were in the discount segment, and its share of the total domestic cigarette market was 3.8%. Philip Morris and RJR Tobacco (which is now part of Reynolds American), the two largest cigarette manufacturers, have historically, because of their dominant market share, been able to determine cigarette prices for the various pricing tiers within the industry.

Philip Morris and Reynolds American dominate the domestic cigarette market and had a combined market share of approximately 71.0% at December 31, 2011. This concentration of United States market share could make it more difficult for Liggett and Vector Tobacco to compete for shelf space in retail outlets and could impact price competition in the market, either of which could have a material adverse effect on their sales volume, operating income and cash flows, which in turn could negatively affect the value of our common stock.

Liggett’s business is highly dependent on the discount cigarette segment.

Liggett depends more on sales in the discount cigarette segment of the market, relative to the full-price premium segment, than its major competitors. Since 2004, all of Liggett’s unit volume was generated in the discount segment. The discount segment is highly competitive, with consumers having less brand loyalty and placing greater emphasis on price. While the three major manufacturers all compete with Liggett in the discount segment of the market, the strongest competition for market share has recently come from a group of smaller manufacturers and importers, most of which sell low quality, deep discount cigarettes. While Liggett’s share of the discount market was 12.8% in 2011, 11.9% in 2010 and 9.2% in 2009, Management Science Associates’ data indicate that the discount market share of these other smaller manufacturers and importers was approximately 34.1% in 2011, 38.5% in 2010, and 39.4% in 2009. If pricing in the discount market continues to be impacted by these smaller manufacturers and importers, margins in Liggett’s only current market segment could be negatively affected, which in turn could negatively affect the value of our common stock.

Liggett’s market share is susceptible to decline.

For a number of years prior to 2000, Liggett suffered a substantial decline in market share. Liggett’s market share increased during each of the years between 2000 and 2011 (except for 2008, which was unchanged). This earlier market share erosion resulted in part from Liggett’s highly leveraged capital structure that existed until December 1998 and its limited ability to match other competitors’ wholesale and retail trade programs, obtain retail shelf space for its products and advertise its brands. These declines also resulted from adverse developments in the tobacco industry, intense competition and changes in consumer preferences which have continued up to the current time. According to Management Science Associates’ data, Liggett’s overall domestic market share during 2011 was 3.8% compared to 3.5% during 2010 and 2.7% during 2009. Liggett’s share of the discount segment was 12.8% during 2011, up from 11.9% during 2010 and 9.2% during 2009. If Liggett’s market share were to decline again, Liggett’s sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of our common stock.

The domestic cigarette industry has experienced declining unit sales in recent periods.

Industry-wide shipments of cigarettes in the United States have been declining for a number of years, with Management Science Associates’ data indicating that domestic industry-wide shipments decreased by approximately 3.5% in 2011 as compared to 2010 and by approximately 3.8% in 2010 as compared to 2009. We believe that industry-wide shipments of cigarettes in the United States will continue to decline as a result of numerous factors. These factors include health considerations, diminishing social acceptance of smoking, and a wide variety of federal, state and local laws limiting smoking in restaurants, bars and other public places, as well as increases in federal and state excise taxes and settlement-related expenses which have contributed to high cigarette price levels in recent years. If this decline in industry-wide shipments continues and Liggett is unable to capture market share from its competitors, or if the industry as a whole is unable to offset the decline in unit sales with price increases, Liggett’s sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of our common stock.

Our tobacco operations are subject to substantial and increasing legislation, regulation and taxation, which has a negative effect on revenue and profitability.

Tobacco products are subject to substantial federal and state excise taxes in the United States. On February 4, 2009, President Obama signed an increase of $0.617 in the federal excise tax per pack of cigarettes, for a total of $1.01 per pack of cigarettes, and significant tax increases on other tobacco products, to fund expansion of the State Children’s Health Insurance Program, referred to as the SCHIP. These tax increases came into effect on April 1, 2009. The increases in federal excise tax under the SCHIP are substantial, and, as a result, Liggett’s sales volume and profitability has been and may continue to be adversely impacted. In addition, the SCHIP created certain tax differentials between certain types of tobacco products. This has caused a dramatic increase in the sale of pipe tobacco as a substitute for roll-your-own, which has directly impacted sales of cigarettes.

In addition to federal and state excise taxes, certain city and county governments also impose substantial excise taxes on tobacco products sold. Increased excise taxes are likely to result in declines in overall sales volume and shifts by consumers to less expensive brands.

A wide variety of federal, state and local laws limiting the advertising, sale and use of cigarettes have proliferated in recent years. For example, many local laws prohibit smoking in restaurants and other public places. Private businesses also have adopted regulations that prohibit or restrict, or are intended to discourage, smoking. Such laws and regulations also are likely to result in a decline in the overall sales volume of cigarettes.

Furthermore, Liggett and Vector Tobacco also provide ingredient information annually, as required by law, to the states of Massachusetts, Texas and Minnesota. Several other states are considering ingredient disclosure legislation.

Over the years, various state and local governments have continued to regulate tobacco products, including smokeless tobacco products. These regulations relate to, among other things, the imposition of significantly higher taxes, increases in the minimum age to purchase tobacco products, sampling and advertising bans or restrictions, ingredient and constituent disclosure requirements and significant tobacco control media campaigns. Additional state and local legislative and regulatory actions will likely be considered in the future, including, among other things, restrictions on the use of flavorings.

In addition to the foregoing, there have been a number of other restrictive regulatory actions from various federal administrative bodies, including the United States Environmental Protection Agency and the FDA. There have also been adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. Recently, legislation was passed by Congress providing for regulation of cigarettes by the FDA. These developments generally receive widespread media attention. Additionally, a majority of states have passed legislation providing for reduced ignition propensity standards for cigarettes. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation or legislation. We are not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but our consolidated financial position, results of operations or cash flows could be materially adversely affected.

Additional federal or state regulation relating to the manufacture, sale, distribution, advertising, labeling, or information disclosure of tobacco products could further reduce sales, increase costs and have a material adverse effect on our business.

The Family Smoking Prevention and Tobacco Control Act may adversely affect our sales and operating profit.

On June 22, 2009, the President signed into law the “Family Smoking Prevention and Tobacco Control Act” (Public Law 111-31). The law grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero. Among other measures, the law (under various deadlines):

■	increases the number of health warnings required on cigarette and smokeless tobacco products, increases the size of warnings on packaging and in advertising, requires FDA to develop graphic warnings for cigarette packages and grants FDA authority to require new warnings;
■	requires practically all tobacco product advertising to eliminate color and imagery and instead consist solely of black text on white background;
■	imposes new restrictions on the sale and distribution of tobacco products, including significant new restrictions on tobacco product advertising and promotion, as well as the use of brand and trade names;
■	bans the use of “light,” “mild,” “low” or similar descriptors on tobacco products;
■	bans the use of “characterizing flavors” in cigarettes other than tobacco or menthol;
■	gives FDA the authority to impose tobacco product standards that are appropriate for the protection of the public health (by, for example, requiring reduction or elimination of the use of particular constituents or components, requiring product testing, or addressing other aspects of tobacco product construction, constituents, properties or labeling);
■	requires manufacturers to obtain FDA review and authorization for the marketing of certain new or modified tobacco products;
■	requires pre-market approval by FDA for tobacco products represented (through labels, labeling, advertising, or other means) as presenting a lower risk of harm or tobacco-related disease;
■	requires manufacturers to report ingredients and harmful constituents and requires FDA to disclose certain constituent information to the public;
■	mandates that manufacturers test and report on ingredients and constituents identified by FDA as requiring such testing to protect the public health and allows FDA to require the disclosure of testing results to the public;
■	requires manufacturers to submit to FDA certain information regarding the health, toxicological, behavioral or physiological effects of tobacco products;
■	prohibits use of tobacco containing a pesticide chemical residue at a level greater than allowed under federal law;
■	requires FDA to establish “good manufacturing practices” to be followed at tobacco manufacturing facilities;
■	requires tobacco product manufacturers (and certain other entities) to register with FDA;
■	authorizes FDA to require the reduction of nicotine (although it may not require the reduction of nicotine yields of a tobacco product to zero) and the potential reduction or elimination of other constituents, including menthol;
■	imposes (and allows FDA to impose) various recordkeeping and reporting requirements on tobacco product manufacturers; and
■	grants FDA the regulatory authority to impose broad additional restrictions.

The law also required establishment, within FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee (“TPSAC”) to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products, including:

■	a recommendation on modified risk applications;
■	a recommendation on the effects of tobacco product nicotine yield alteration and whether there is a threshold level below which nicotine yields do not produce dependence;
■	a report on the public health impact of the use of menthol in cigarettes; and
■	a report on the public health impact of dissolvable tobacco products.

The TPSAC completed its review of the use of menthol in cigarettes and issued a report with recommendations to FDA in March 2011. The report states that “removal of menthol cigarettes from the marketplace would benefit public health in the United States,” but does not expressly recommend that FDA ban menthol cigarettes. FDA is considering the report and recommendations of the TPSAC and will make a determination about what future regulatory action(s), if any, it believes are warranted. A decision by FDA to ban menthol in tobacco products could have a material adverse effect on us.

The law imposes user fees on certain tobacco product manufacturers in order to fund tobacco-related FDA activities. User fees will be allocated among tobacco product classes according to a formula set out in the legislation, and then among manufacturers and importers within each class based on market share. The FDA user fees for Liggett and Vector Tobacco for 2011 were $16.7 million and we estimate that they will be significantly higher in the future.

The law also imposes significant new restrictions on the advertising and promotion of tobacco products. For example, as required under the law, FDA has finalized certain portions of regulations previously adopted by FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond FDA's authority). Subject to limitations imposed by a federal injunction (discussed below), these regulations took effect on June 22, 2010. As written, these regulations significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color and graphics in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events, and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products.

In August 2009, several cigarette manufacturers filed a federal lawsuit against FDA challenging the constitutionality of a number of the restrictions imposed by these regulations, including the ban on color and graphics, limits on the right to make truthful statements regarding modified risk tobacco products, restrictions on the placement of outdoor advertising and a ban on the distribution of product samples. In January 2010, a federal judge ruled that the regulations' ban on the use of color and graphics in certain tobacco product advertising was unconstitutional and prohibited FDA from enforcing that ban. The judge, however, let stand numerous other advertising and promotion restrictions. In March 2010, both parties appealed this decision. In May 2010, FDA issued a guidance document indicating that it intends to exercise its enforcement discretion and not commence enforcement actions based upon these provisions during the pendency of the litigation. We cannot predict the future course or outcome of this lawsuit.

In April 2010, a number of cigarette manufacturers filed a federal lawsuit against FDA challenging the restrictions on trade or brand names based upon First Amendment and other grounds. In May 2010, FDA issued a guidance document indicating that FDA is aware of concerns regarding the trade and brand name restrictions and is considering what changes, if any, would be appropriate to address those concerns. FDA also indicated that while the agency is considering those issues, it intends to exercise its enforcement discretion and not commence trade or brand name enforcement actions for the duration of its consideration where: (1) The trade or brand name of the cigarettes or smokeless tobacco product was registered, or the product was marketed, in the United States on or before June 22, 2009; or (2) The first marketing or registration in the United States of the tobacco product occurs before the first marketing or registration in the United States of the non-tobacco product bearing the same name; provided, however, that the tobacco and non-tobacco product are not owned, manufactured, or distributed by the same, related, or affiliated entities (including as a licensee). The lawsuit was subsequently stayed, at the request of the parties, while FDA is in the process of evaluating these concerns. We cannot predict the future course or outcome of FDA's deliberations or this litigation.

On June 22, 2011, FDA issued a final rule that modifies the required warnings that appear on cigarette packages and in cigarette advertisements. The rule was to become effective on September 22, 2012, and required each cigarette package and advertisement to bear one of nine new textual warning statements accompanied by graphic images. The warnings must appear on at least the top 50% of the front and rear panels of cigarette packages and occupy at least 20% of cigarette advertisements. In August 2011, a number of cigarette manufacturers, including Liggett, filed a federal lawsuit against FDA challenging the constitutionality of these new graphic warning labels on First Amendment and other grounds. The manufacturers sought a preliminary injunction staying implementation of the warning requirement, and other related labeling requirements, pending the court's ruling on the merits of the challenge. In November 2011, the District Court granted the industry's motion for a preliminary injunction, enjoining implementation of the proposed rules for graphic labels on cigarette packaging and advertising until 15 months after the District Court issues a final ruling in the case. FDA appealed the ruling, and on February 29, 2012, the District Court granted the industry's motion for summary judgment permanently enjoining implementation of FDA's graphic warnings regulation on First Amendment grounds. Should FDA ultimately issue new graphic warnings that are deemed constitutionally valid, the decision provides that such warnings would go into effect 15 months after they are issued. FDA also appealed this ruling. Both FDA appeals were consolidated and the D.C. Circuit Court of Appeals heard oral argument in April 2012. On August 24, 2012, the appellate court affirmed the District Court and vacated the graphic warning requirements. FDA filed a petition asking that the case be reheard en banc. We cannot predict the ultimate outcome of this litigation or whether or how the inclusion of the new warnings, if ultimately required by FDA in new rulemaking, will impact product sales or whether it will have a material adverse effect on us.

FDA law requires premarket review of “new tobacco products.” A “new tobacco product” is one that was not commercially marketed in the U.S. before February 15, 2007 or that was modified after that date. In general, before a company may commercially market a “new tobacco product,” it must either (a) submit an application and obtain an order from FDA permitting the product to be marketed; or (b) submit a report and receive an FDA order finding the product to be “substantially equivalent” to a “predicate” tobacco product that was commercially marketed in the U.S. prior to February 15, 2007. A “substantially equivalent” tobacco product is one that has the “same characteristics” as the predicate or one that has “different characteristics” but does not raise “different questions of public health.”

Manufacturers of products first introduced after February 15, 2007 and before March 22, 2011 who submitted a substantial equivalence report to FDA prior to March 23, 2011 may continue to market the tobacco product unless FDA issues an order that the product is not substantially equivalent. Failure to submit the report before March 23, 2011, or FDA's conclusion that such a “new tobacco product” is not substantially equivalent, will cause the product to be deemed misbranded and/or adulterated. After March 22, 2011, a “new tobacco product” may not be marketed without an FDA substantial equivalence determination. Prior to the deadline, Liggett and Vector Tobacco submitted substantial equivalence reports to FDA for numerous products. It is possible that FDA could determine some, or all, of these products are not “substantially equivalent” to a preexisting tobacco product. Such a determination could prevent us from marketing these products in the United States and could have a material adverse effect on us.

On July 5, 2011, FDA issued a final rule to establish the process and criteria for requesting an exemption from substantial equivalence requirements. We cannot predict how FDA will interpret and apply these requirements, or whether FDA will deem our products to be substantially equivalent to already marketed tobacco products.

Separately, the law also requires FDA to issue future regulations regarding the promotion and marketing of tobacco products sold through non-face-to-face transactions. FDA has been acting to implement the law and will continue to implement various provisions over time. Liggett and Vector Tobacco have been monitoring FDA tobacco initiatives and have made various regulatory submissions to FDA in order to comply with new requirements.

It is likely that the new tobacco law could result in a decrease in cigarette sales in the United States, including sales of Liggett's and Vector Tobacco's brands. Total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by FDA under the new tobacco law. Costs, however, could be substantial and could have a material adverse effect on the companies' financial condition, results of operations, and cash flows. In addition, FDA has a number of investigatory and enforcement tools available to it. We are aware, for example, that FDA has already requested company-specific information from competitors. FDA has also initiated a program to award contracts to states to assist with compliance and enforcement activities. Failure to comply with the new tobacco law and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on the business, financial condition and results of operation of both Liggett and Vector Tobacco. At present, we are not able to predict whether the new tobacco law will impact Liggett and Vector Tobacco to a greater degree than other companies in the industry, thus affecting its competitive position.

Litigation will continue to harm the tobacco industry.

Liggett could be subjected to substantial liabilities and bonding requirements from litigation relating to cigarette products. Adverse litigation outcomes could have a negative impact on the Company’s ability to operate due to their impact on cash flows. We and our Liggett subsidiary, as well as the entire cigarette industry, continue to be challenged on numerous fronts, particularly with respect to the Engle progeny cases in Florida (described below). New cases continue to be commenced against Liggett and other cigarette manufacturers. As of September 30, 2012, there were approximately 5,144 individual suits, including the Engle progeny cases, four purported class actions and one health care cost recovery action pending in the United States in which Liggett and/or us were named defendants. It is likely that similar legal actions, proceedings and claims will continue to be filed against Liggett. Punitive damages, often in amounts ranging into the billions of dollars, are specifically pled in certain cases, in addition to compensatory and other damages. It is possible that there could be adverse developments in pending cases including the certification of additional class actions. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. In addition, an unfavorable outcome in any tobacco-related litigation could have a material adverse effect on our consolidated financial position, results of operations or cash flows. Liggett could face difficulties in obtaining a bond to stay execution of a judgment pending appeal.

In September 1999, a civil lawsuit was filed by the United States federal government seeking disgorgement of approximately $289.0 billion from various cigarette manufacturers, including Liggett. In August 2006, the trial court entered a Final Judgment and Remedial Order against each of the cigarette manufacturing defendants, except Liggett. The Final Judgment, among other things, ordered the following relief against the non-Liggett defendants: (i) defendants are enjoined from committing any act of racketeering concerning the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) defendants are enjoined from making any material false, misleading, or deceptive statement or representation concerning cigarettes that persuades people to purchase cigarettes; and (iii) defendants are permanently enjoined from utilizing “lights,” “low tar,” “ultra lights,” “mild” or “natural” descriptors, or conveying any other express or implied health messages in connection with the marketing or sale of cigarettes as of January 1, 2007. No monetary damages were awarded other than the government’s costs. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise imposes regulations which adversely affect the industry, Liggett’s sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of our common stock.

Liggett Only Cases.

There are currently eight cases pending where Liggett is the only remaining tobacco company defendant. Cases where Liggett is the only defendant could increase substantially as a result of the Engle progeny cases. As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase.

Individual tobacco-related cases have increased as a result of the Florida Supreme Court’s ruling in Engle.

In May 2003, a Florida intermediate appellate court overturned a $790.0 million punitive damages award against Liggett and decertified the Engle v. R. J. Reynolds Tobacco Co. smoking and health class action. In July 2006, the Florida Supreme Court affirmed in part and reversed in part the May 2003 intermediate appellate court decision. Among other things, the Florida Supreme Court affirmed the decision decertifying the class on a prospective basis and the order vacating the punitive damages award, but preserved several of the trial court’s Phase I findings (including that: (i) smoking causes lung cancer, among other diseases; (ii) nicotine in cigarettes is addictive; (iii) defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) the defendants concealed material information; (v) all defendants sold or supplied cigarettes that were defective; and (vi) all defendants were negligent) and allowed plaintiffs to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they commence their individual lawsuits within one year of the date the court’s decision became final on January 11, 2007, the date of the court’s mandate. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants.

In June 2002, the jury in a Florida state court action entitled Lukacs v. R.J. Reynolds Tobacco Company, awarded $37.5 million in compensatory damages, jointly and severally, in a case involving Liggett and two other cigarette manufacturers, which amount was subsequently reduced by the Court. The jury found Liggett 50% responsible for the damages incurred by the plaintiff. The Lukacs case was the first case to be tried as an individual Engle class member suit following entry of final judgment by the Engle trial court. In November 2008, the court entered final judgment in the amount of $24.835 million (for which Liggett was 50% responsible), plus interest from June 2002. After the appellate court affirmed the decision, Liggett paid its share of the award including interest and attorney’s fees ($14.361 million).

Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, former class members had one year from January 11, 2007 to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim they meet the conditions in Engle, are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007 mandate, are referred to as the “Engle progeny cases.” As of September 30, 2012, there were 5,079 Engle progeny cases pending where Vector, Liggett and other cigarette manufacturers were named as defendants. These cases include approximately 6,594 plaintiffs. As of September 30, 2012, there were 30 Engle progeny cases scheduled for trial through September 30, 2013. Through September 30, 2012, seven adverse verdicts have been entered against Liggett in Engle progeny cases. One case was affirmed on appeal and Liggett paid the judgment. The other adverse verdicts are currently on appeal although appellate efforts, to date, have not been successful.

It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. Liggett may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so. We cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met.

Liggett may be adversely affected by the 2004 legislation to eliminate the federal tobacco quota system.

In October 2004, federal legislation was enacted which eliminated the federal tobacco quota system and price support system through an industry funded buyout of tobacco growers and quota holders. Pursuant to the legislation, manufacturers of tobacco products will be assessed $10.14 billion over a ten-year period to compensate tobacco growers and quota holders for the elimination of their quota rights. Cigarette manufacturers are currently responsible for 92% of the assessment (subject to adjustment in the future), which will be allocated based on relative unit volume of domestic cigarette shipments. Liggett’s and Vector Tobacco’s assessment was $32.4 million in 2011, $31.2 million in 2010 and $22.9 million in 2009. The relative cost of the legislation to each of the three largest cigarette manufacturers will likely be less than the cost to smaller manufacturers, including Liggett and Vector Tobacco, because one effect of the legislation is that the three largest manufacturers will no longer be obligated to make certain contractual payments, commonly known as Phase II payments, they agreed in 1999 to make to tobacco-producing states. The ultimate impact of this legislation cannot be determined, but there is a risk that smaller manufacturers, such as Liggett and Vector Tobacco, will be disproportionately affected by the legislation, which could have a material adverse effect on us.

Excise tax increases adversely affect cigarette sales.

Cigarettes are subject to substantial and increasing federal, state and local excise taxes. In February 2009, federal legislation to reauthorize the SCHIP, which includes funding provisions that increase the federal cigarette excise tax from $0.39 to $1.01 per pack, was enacted, effective April 1, 2009. State excise taxes vary considerably and, when combined with sales taxes, local taxes and the federal excise tax, may exceed $4.00 per pack. Various states and other jurisdictions are considering, or have pending, legislation proposing further state excise tax increases. Management believes increases in excise and similar taxes have had, and will continue to have, an adverse effect on sales of cigarettes.

Liggett may have additional payment obligations under the Master Settlement Agreement.

NPM Adjustment.

In March 2006, an economic consulting firm selected pursuant to the MSA determined that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for 2003. This is known as the “NPM Adjustment.” The economic consulting firm subsequently rendered the same decision with respect to 2004 and 2005. In March 2009, a different economic consulting firm made the same determination for 2006. As a result, the manufacturers are entitled to potential NPM Adjustments to their 2003, 2004, 2005 and 2006 MSA payments. The Participating Manufacturers are also entitled to potential NPM Adjustments to their 2007, 2008 and 2009 payments pursuant to an agreement entered into in June 2009 between Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and the settling states under which the OPMs agreed to make certain payments for the benefit of the settling states, in exchange for which the settling states stipulated that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers in 2007, 2008 and 2009. A settling state that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid application of the NPM Adjustment to the payments made by the manufacturers for the benefit of that state or territory.

For 2003 – 2011 Liggett and Vector Tobacco, as applicable, disputed that they owe the Settling States the NPM Adjustments as calculated by the Independent Auditor. As permitted by the MSA, Liggett and Vector Tobacco withheld payment associated with these NPM Adjustment amounts. For 2003, Liggett and Vector Tobacco paid the NPM adjustment amount of $9.3 million to the Settling States although both companies continue to dispute this amount is owed. The total amount withheld (or paid into a disputed payment account) by Liggett and Vector Tobacco for 2004 – 2011 was $46.9 million. At September 30, 2012 included in “Other assets” on our consolidated balance sheet was a non-current receivable of $6.5 million relating to the $9.3 million payment. Arbitration of the 2003 NPM Adjustment is pending. Liggett is currently engaged in an arbitration with the states over the NPM Adjustment.

The following amounts have not been expensed by the Company as they relate to Liggett and Vector Tobacco’s NPM Adjustment claims for 2003 through 2009: $6.5 million for 2003, $3.8 million for 2004 and $800,000 for 2005.

Gross v. Net Calculations.

In October 2004, the Independent Auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been recalculated using “net” unit amounts, rather than “gross” unit amounts (which had been used since 1999).

■	Liggett, along with certain other Participating Manufacturers, objected to this retroactive change and disputed the change in methodology. Liggett contends that the retroactive change from using “gross” to “net” unit amounts is impermissible for several reasons, including:

■	use of “net” unit amounts is not required by the MSA (as reflected by, among other things, the use of “gross” unit amounts through 2005);
■	such a change is not authorized without the consent of affected parties to the MSA;
■	the MSA provides for four-year time limitation periods for revisiting calculations and determinations, which precludes recalculating Liggett’s 1997 Market Share (and thus, Liggett’s market share exemption); and
■	Liggett and others have relied upon the calculations based on “gross” unit amounts since 1998.

The change in the method of calculation could result in Liggett owing as much as $37.5 million of additional MSA payments for prior years, including interest, because the proposed change from “gross” to “net” units would serve to lower Liggett’s market share exemption under the MSA. The Company currently estimates that future annual MSA payments would be a least approximately $2.5 million higher if the method of calculation is changed. Liggett is currently engaged in an arbitration with the states over the “gross” versus “net” calculation.

No amounts have been expensed or accrued in the accompanying consolidated financial statements for any potential liability relating to the “gross” versus “net” dispute.

Liggett may have additional payment obligations under its state settlements.

In 2004, the Attorneys General for each of Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make all required payments under the respective settlement agreements with these states for the period 1998 through 2003 and that additional payments may be due for 2004 and subsequent years. Liggett believes these allegations are without merit, based, among other things, on the language of the most favored nation provisions of the settlement agreements and no amounts have been accrued in our consolidated financial statements for any additional amounts that may be payable by Liggett under the settlement agreements with Mississippi and Texas. Liggett settled the dispute with Florida in 2010 and agreed to, among other things, pay Florida $1.2 million plus $250,000 per year for the next 21 years. The payment in years 12-21 will be subject to an inflation adjustment. In February 2012, Mississippi provided Liggett with a 60-day notice that the state intended to pursue its remedies if Liggett did not cure its alleged defaults. Liggett responded to Mississippi's letter but has heard nothing further on the matter. There can be no assurance that Liggett will prevail in the remaining matters and that Liggett will not be required to make additional material payments, which payments could materially adversely affect our consolidated financial position, results of operations or cash flows and the value of our common stock.

New Valley is subject to risks relating to the industries in which it operates.

Risks of real estate ventures.

New Valley has a number of real estate-related investments, including Douglas Elliman Realty (50% interest), Fifty Third-Five Building LLC (50% interest), Sesto Holdings S.r.L (7.2% interest), 1107 Broadway (5% interest), NV SOCAL LLC (26% interest), HFZ East 68th Street (18% interest), Lofts 21 LLC (12% interest), Hotel Taiwana (6.4% interest), 11 Beach Street Investor LLC (49% interest), NV Maryland LLC (33% interest) and NV 701 Seventh Avenue LLC (15% interest), where other partners hold significant interests. New Valley must seek approval from these other parties for important actions regarding these joint ventures. Since the other parties’ interests may differ from those of New Valley, a deadlock could arise that might impair the ability of the ventures to function. Such a deadlock could significantly harm the ventures.

The volatility in the capital and credit markets has increased in recent years.

Because the volatility in capital and credit markets may create additional risks in the upcoming months and possibly years, the Company will continue to perform additional assessments to determine the impact, if any, on the Company’s consolidated financial statements. Thus, future impairment charges may occur.

New Valley may pursue a variety of real estate development projects.

Development projects are subject to special risks including potential increase in costs, changes in market demand, inability to meet deadlines which may delay the timely completion of projects, reliance on contractors who may be unable to perform and the need to obtain various governmental and third party consents.

Risks relating to the residential brokerage business.

Through New Valley’s investment in Douglas Elliman Realty, we are subject to the risks and uncertainties endemic to the residential brokerage business. Real estate ventures and mortgage receivables have been negatively impacted by the current downturn in the residential real estate market. The U.S. residential real estate market, including the New York metropolitan area where Douglas Elliman Realty operates, is cyclical and is affected by changes in the general economic conditions that are beyond the control of Douglas Elliman Realty. The U.S. residential real estate market is currently in a significant downturn due to various factors including downward pressure on housing prices, credit constraints inhibiting new buyers and an exceptionally large inventory of unsold homes at the same time that sales volumes are decreasing. The depth and length of the current downturn in the real estate industry has proved exceedingly difficult to predict. We cannot predict whether the downturn will worsen or when the market and related economic forces will return the U.S. residential real estate industry to a growth period.

Any of the following could have a material adverse effect on our real estate ventures by causing a general decline in the number of home sales and/or prices, which in turn, could adversely affect their revenues and profitability:

■	periods of economic slowdown or recession;
■	rising interest rates;
■	the general availability of mortgage financing, including:
■	the impact of the recent contraction in the subprime and mortgage markets generally;
■	the effect of more stringent lending standards for home mortgages;
■	adverse changes in economic and general business conditions in the New York metropolitan area;
■	a decrease in the affordability of homes;
■	declining demand for real estate;
■	a negative perception of the market for residential real estate;
■	commission pressure from brokers who discount their commissions;
■	acts of God, such as hurricanes, earthquakes and other natural disasters, or acts or threats of war or terrorism; and/or
■	an increase in the cost of homeowners insurance.

The three major real estate ventures’ current operations are located in the New York metropolitan area.

Local and regional economic and general business conditions in this market could differ materially from prevailing conditions in other parts of the country. Among other things, the New York metropolitan area residential real estate market has been impacted by the significant downturn in the financial services industry. A continued downturn in the residential real estate market or economic conditions in that region could have a material adverse effect on these investments.

Potential new investments we may make are unidentified and may not succeed.

We currently hold a significant amount of marketable securities and cash not committed to any specific investments and our management will have broad discretion over how to use the net proceeds from the concurrent offering of the convertible notes. This subjects a security holder to increased risk and uncertainty because a security holder will not be able to evaluate how this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, we may lack relevant management experience in the areas in which we may invest. There is a risk that we will fail in targeting, consummating or effectively integrating or managing any of these investments.

We depend on our key personnel.

We depend on the efforts of our executive officers and other key personnel. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our operations.

We are exposed to risks from legislation requiring companies to evaluate their internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to assess, and our independent registered certified public accounting firm to attest to, the effectiveness of our internal control structure and procedures for financial reporting. We completed an evaluation of the effectiveness of our internal control over financial reporting for the fiscal year ended December 31, 2011, and we have an ongoing program to perform the system and process evaluation and testing necessary to continue to comply with these requirements. We expect to continue to incur expense and to devote management resources to Section 404 compliance. In the event that our chief executive officer, chief financial officer or independent registered certified public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, investor perceptions and our reputation may be adversely affected and the market price of our stock could decline.

Risks Relating to the Offering

The effect of the issuance and sale of the borrowed shares in this offering, which issuance is being made to facilitate transactions by which investors in the convertible notes may hedge their investments, may be to lower the market price of our common stock.

We are offering pursuant to this prospectus up to 7,000,000 shares of our common stock, which we will lend to the share borrower pursuant to the share lending agreement. The share borrower may from time to time during the term of the share lending agreement borrow from us a maximum number of shares determined in accordance with the share lending agreement, and we expect that the share borrower will initially borrow up to 7,000,000 shares of our common stock on or before the date of this prospectus supplement. The share borrower will initially offer up to 3,500,000 borrowed shares in a fixed price offering (which we refer to as the “fixed price shares”). From time to time after the completion of the offering of the fixed price shares, the share borrower will offer up to an additional 3,500,000 borrowed shares to the public at prices prevailing in the market at the time of sale or at negotiated prices (which we refer to as the “variable price shares”). Shortly after the date of the offering of the fixed price shares, we expect the share borrower to terminate a portion of the initial share loan by delivering up to 3,500,000 shares of our common stock to us. These shares and any borrowed shares that are returned to us in the future will not be available for future share lending under the share lending agreement, and the number of shares that may be borrowed under the share lending agreement at any given time will be reduced by the number of shares delivered to us by the share borrower as of that date and will be subject to certain other adjustments. The share borrower may from time to time during the term of the share lending agreement borrow up to 1,000,000 additional shares of our common stock from us for additional offerings that may be made in subsequent offerings, on a delayed basis in transactions that may include block sales, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise (which we refer to as the “supplemental shares”), provided that the share borrower may not borrow supplemental shares from us more than twice during any twelve consecutive months and that each borrowing of supplemental shares must be in an amount of at least 250,000 shares. The total number of shares of our common stock that the share borrower can borrow under the share lending agreement is limited to a maximum of 7,000,000 shares, but will be increased by 1,000,000 shares in the event any supplemental shares are to be sold in subsequent offerings. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about the maturity date of the convertible notes, or, if earlier, on or about the date as of which all of the convertible notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain other circumstances). See “Share Lending Agreement; Concurrent Offering of Convertible Notes.”

We have been advised by the underwriter that it, or its affiliates, intends to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the convertible notes may hedge their investments through short sales of our common stock. The existence of the share lending agreement, the short sales of our common stock effected in connection with the sale of the convertible notes or any unwind of such short sales of our common stock, could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement due to the increase in the number of shares of our common stock that will be outstanding as a result of the share lending agreement. The market price of our common stock could be further negatively affected by other short sales of our common stock, including other sales by the purchasers of the convertible notes hedging their investment therein.

Adjustments by convertible note investors of their hedging positions in our common stock and the expectation thereof may have a negative effect on the market price of our common stock.

As of the date of this prospectus supplement, up to 7,000,000 shares of our common stock may be offered in connection with the share lending agreement and are expected to be used by investors in the convertible notes to establish hedged positions with respect to our common stock through short sale transactions. In addition, the total number of shares that the share borrower can borrow under the share lending agreement will be increased by 1,000,000 shares in the event supplemental shares are sold in subsequent offerings in connection with adjustments to the hedged positions established by the convertible notes investors. The number of borrowed shares offered hereby may be more or less than the number of shares that will be needed in such hedging transactions. Any buying or selling of shares of our common stock by investors in the convertible notes to adjust their hedging positions in connection with this offering or the offering of the convertible notes or in the future may affect the market price of our common stock.

In addition, the existence of the convertible notes may also encourage short selling of our common stock by market participants because the conversion of the convertible notes could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock.

We are subject to counterparty risk with respect to the share lending agreement.

The share borrower who is party to the share lending agreement is a financial institution, and we will be subject to the risk that it might default under the share lending agreement. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including the bankruptcy filings by Lehman Brothers Holdings Inc. and its various affiliates. If the share borrower becomes subject to insolvency proceedings, we will likely become a secured creditor in those proceedings only to the extent the share borrower has posted adequate collateral under the terms of the share lending agreement. The amount of such secured claim, along with our additional exposure to the share borrower, is likely to equal our exposure at that time under our share lending transactions with the share borrower. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of our common stock. In addition, upon a default by the share borrower, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the share borrower.

Additionally, at the time of the offering of the borrowed shares, the share borrower will provide us with adequate collateral. Such collateral will be held for our benefit in an account in the name of the share borrower, with a financial institution that is not affiliated with the share borrower (which we refer to as the “collateral custodian”), but will not be under our control as of the date of this prospectus supplement. The parties have agreed to use good faith efforts to enter into a collateral account control agreement with the collateral custodian on or before December 15, 2012 (or such other date as the parties may otherwise agree) to provide us with control over the account and the collateral that is held for our benefit. However, until such time we will not have a contractual relationship with the collateral custodian and the collateral custodian will not be required to follow our instructions with respect to the account and the collateral that is held for our benefit, including following a default by the share borrower under the share lending agreement. Accordingly, until such time we will be at risk to the financial stability or viability of the share borrower.

Changes in the accounting guidelines relating to the borrowed shares could decrease our reported earnings per share and potentially our common stock price.

Because the borrowed shares (or identical shares) must be returned to us when the share lending agreement terminates pursuant to its terms (or earlier in certain circumstances), we believe that under U.S. generally accepted accounting principles, as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. If accounting guidelines were to change in the future, we may be required to treat the borrowed shares as outstanding for purposes of computing earnings per share, our reported earnings per share would be reduced and our common stock price could decrease, possibly significantly.

Risks Relating to Ownership of Our Common Stock

The price of our common stock may fluctuate significantly.

The trading price of our common stock has ranged between $15.62 and $17.70 per share over the past 52 weeks. We expect that the market price of our common stock will continue to fluctuate.

The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

■	actual or anticipated fluctuations in our operating results;
■	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
■	the operating and stock performance of our competitors;
■	announcements by us or our competitors of new products or services or significant contract, acquisitions, strategic partnerships, joint ventures or capital commitments;
■	the initiation or outcome of litigation;
■	changes in interest rates;
■	general economic, market and political conditions;
■	additions or departures of key personnel; and
■	future sales of our equity or convertible securities.

We cannot predict the extent, if any, to which future sales of shares of common stock or the availability of shares of common stock for future sale, may depress the trading price of our common stock.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. These factors, among others, could significantly depress the price of our common stock.

We have many potentially dilutive securities outstanding.

At October 31, 2012, we had outstanding options granted to employees to purchase approximately 2,547,677 shares of our common stock, with a weighted-average exercise price of $11.77 per share, of which options for 398,437 shares were exercisable at October 31, 2012. We also have outstanding convertible notes and debentures maturing in November 2014 and June 2026, which were convertible into 14,529,692 shares of our common stock at October 31, 2012. In addition, up to       shares of our common stock (or up to       shares if the underwriter exercises its over-allotment option), subject to anti-dilution, make-whole and other adjustments, will be issuable upon conversion of the convertible notes being offered concurrently herewith. The issuance of these shares will cause dilution which may adversely affect the market price of our common stock. The availability for sale of significant quantities of our common stock could adversely affect the prevailing market price of the stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the borrowed shares offered hereunder, other than a nominal loan fee from the share borrower equal to $0.10 per share loaned to the share borrower. We expect to use those proceeds for general corporate purposes. The share borrower or its affiliates will receive all the proceeds from the sale of the borrowed shares. See “Share Lending Agreement; Concurrent Offering of Convertible Notes.”

The offering of borrowed shares pursuant to this prospectus is being conducted in connection with the offering of the convertible notes. The offering of borrowed shares pursuant to this prospectus is contingent upon the closing of the concurrent convertible notes offering, and the concurrent offering of the convertible notes is contingent upon the closing of the offering of borrowed shares hereunder. We intend to use the net proceeds from the concurrent offering of the convertible notes for general corporate purposes, including in our existing tobacco business and in additional investments in real estate through our wholly owned subsidiary, New Valley LLC. We may also consider using a portion of the proceeds from the convertible notes offering to address upcoming debt maturities. Pending the use of the net proceeds from the concurrent offering of the convertible notes, we may invest the proceeds in short-term securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2012 on:

■	an actual basis; and
■	an as adjusted basis to give effect to this offering of the borrowed shares, the issuance and sale by us of up to $150.0 million in aggregate principal amount of the convertible notes in the concurrent offering and the receipt of the net proceeds by us from such offerings, after deducting fees, underwriting discounts and estimated expenses payable by us.

The information presented in the table below should be read in conjunction with the historical consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

	As of September 30, 2012
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$217,256	$
Vector:
11% Senior Secured Notes due 2015(1)	$414,542		$414,542
6.75% Variable Interest Senior Convertible Note due 2014(2)(3)	17,908		17,908
6.75% Variable Interest Senior Convertible Exchange Notes due 2014(2)(4)	58,959		58,959
3.875% Variable Interest Senior Convertible Debentures due 2026(2)(5)	7,038		7,038
% Variable Interest Convertible Senior Notes due 2019 offered concurrently herewith(6)	—		150,000
Liggett:
Revolving credit facility	6,153		6,153
Term loan under credit facility	4,253		4,253
Equipment loans	21,448		21,448
Other	342		342
Total notes payable, long-term debt and other obligations, including current portion	530,643		680,643
Total stockholders’ equity (deficiency)	(102,948)		(102,948)
Total capitalization	$427,695		$577,695

(1)	Amount included in the table above is net of unamortized discount of $0.5 million.
(2)	The fair value of the derivatives embedded within the 6.75% Variable Interest Senior Convertible Note ($14.0 million), the 6.75% Variable Interest Senior Convertible Exchange Notes ($26.4 million) and the 3.875% Variable Interest Senior Convertible Debentures ($47.1 million) is separately classified as a derivative liability in the condensed consolidated balance sheets.
(3)	Amount included in the table above is net of unamortized discount of $32.1 million.
(4)	Amount included in the table above is net of unamortized discount of $48.6 million.
(5)	Amount included in the table above is net of unamortized discount of $36.2 million.
(6)	The information in the table above assumes no exercise of the underwriter’s option to purchase additional convertible notes.

DIVIDEND POLICY

We pay quarterly cash dividends on shares of our common stock and we intend to continue to pay regular quarterly cash dividends to holders of shares of our common stock. The declaration of future cash dividends is within the discretion of our Board of Directors and is subject to a variety of contingencies such as market conditions, earnings and our financial condition as well as the availability of cash. See “Risk Factors — Risks Relating to Our Indebtedness — We are a holding company and depend on cash payments from our subsidiaries, which are subject to contractual and other restrictions, in order to service our debt and to pay dividends on our common stock.”

Liggett’s revolving credit agreement currently permits Liggett to pay cash dividends to VGR Holding only if Liggett’s borrowing availability exceeds $5.0 million for the 30 days prior to payment of the dividend, and so long as no event of default has occurred under the agreement, including Liggett’s compliance with the covenants in the credit facility, including maintaining minimum levels of EBITDA (as defined in the credit agreement) if its borrowing availability is less than $20.0 million and not exceeding maximum levels of capital expenditures (as defined in the credit agreement).

Our 11% Senior Secured Notes due 2015 prohibit our payment of cash dividends or distributions on our common stock if at the time of such payment our Consolidated EBITDA (as defined in the indenture governing such notes) for the most recently completed four full fiscal quarters is less than $50.0 million. Our Consolidated EBITDA for the four quarters ended September 30, 2012 exceeded $50.0 million.

The table below sets forth the quarterly cash dividends declared on shares of our common stock during the years ended December 31, 2011 and 2010 and the nine months ended September 30, 2012:

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010
First Quarter	$0.38	$0.36	$0.34
Second Quarter	$0.38	$0.36	$0.34
Third Quarter	$0.38	$0.36	$0.34
Fourth Quarter	—	$0.38	$0.36

We paid 5% stock dividends on September 28, 2012, September 29, 2011 and September 29, 2010 to the holders of our common stock. All information presented herein is adjusted for the stock dividends.

COMMON STOCK PRICE RANGE

Our common stock is listed and traded on The New York Stock Exchange under the symbol “VGR.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by The New York Stock Exchange.

Year	Low	High
2012:
Fourth Quarter (through November 13, 2012)	$16.00	$16.84
Third Quarter	$15.78	$17.00
Second Quarter	$15.62	$17.07
First Quarter	$16.47	$17.70
2011:
Fourth Quarter	$15.74	$17.33
Third Quarter	$14.74	$17.49
Second Quarter	$15.68	$17.47
First Quarter	$13.94	$16.11
2010:
Fourth Quarter	$14.52	$17.30
Third Quarter	$14.31	$17.97
Second Quarter	$11.99	$14.99
First Quarter	$11.70	$13.74

The last reported sales price for our common stock on November 13, 2012 is set forth on the cover page of this prospectus supplement. At October 31, 2012, there were approximately 1,945 holders of record of our common stock and 87,003,808 shares of our common stock outstanding.

SHARE LENDING AGREEMENT;
CONCURRENT OFFERING OF CONVERTIBLE NOTES

Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, up to $150.0 million aggregate principal amount of our   % variable interest convertible senior notes due 2019 in an offering registered under the Securities Act. We have granted the underwriter of the convertible notes the right to purchase, within the 13-day period beginning on the date the convertible notes are first issued, up to an additional $22.5 million aggregate principal amount of convertible notes solely to cover over-allotments, if any, in respect of the convertible notes. The number of borrowed shares that will be offered and sold pursuant to this prospectus will be determined on the basis of the final size of the concurrent convertible notes offering. Accordingly, the share borrower may borrow and offer for sale fewer than 7,000,000 shares hereunder. The offering of borrowed shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the concurrent offering of the convertible notes is contingent upon the closing of the offering of borrowed shares hereunder.

To assist the underwriter in facilitating transactions by which investors in the convertible notes may hedge their investments, we have entered into a share lending agreement, dated November    , 2012, with Jefferies & Company, Inc. (which we refer to when acting in this capacity as the “share borrower”), under which we have agreed to loan to the share borrower up to a maximum number of shares of our common stock, par value $0.10 (which we refer to as the “borrowed shares”), determined in accordance with the share lending agreement during a period beginning on the date of the share lending agreement and ending on or about the maturity date of the convertible notes (or, if earlier, on or about the date as of which all of the convertible notes cease to be outstanding as a result of repurchase, conversion or other acquisition for value (or earlier in certain circumstances)) (the “loan availability period”). We expect that the share borrower will initially borrow up to 7,000,000 shares of our common stock on or before the date of this prospectus supplement. Shortly after the date of the offering of the fixed price shares (as defined below), we expect the share borrower to terminate a portion of the initial share loan by delivering up to 3,500,000 shares of our common stock to us. These shares and any borrowed shares that are returned to us in the future will not be available for future share lending under the share lending agreement, and the number of shares that may be borrowed under the share lending agreement at any given time will be reduced by the number of shares delivered to us by the borrower as of that date and will be subject to certain other adjustments.

The share borrower will initially offer up to 3,500,000 borrowed shares to the public at a fixed price (the “fixed price shares”). From time to time after the completion of the offering of the fixed price shares, the share borrower will offer up to an additional 3,500,000 borrowed shares to the public at prices prevailing in the market at the time of sale or at negotiated prices (the “variable price shares”). In connection with the sale of the variable price shares, the share borrower and/or its affiliates may effect such transactions in subsequent offerings by selling the variable price shares at various prices from time to time to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the share borrower and/or from purchasers of variable price shares for whom the dealers may act as agents or to whom they may sell as principals. The share borrower and/or its affiliates may from time to time purchase shares of our common stock in the market and use such shares, including shares purchased in connection with the sale of the supplemental shares (as defined below), to facilitate transactions by which investors in the convertible notes may hedge their investments.

From time to time after the offering and sale of the fixed price shares and the variable price shares and during the loan availability period, the share borrower may borrow from us up to an additional 1,000,000 shares of our common stock under the share lending agreement for additional offerings that may be made in subsequent offerings, on a delayed basis in transactions that may include block sales, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise (the “supplemental shares”), provided that the share borrower may not borrow supplemental shares from us more than twice during any twelve consecutive months and that each borrowing of supplemental shares must be in an amount of at least 250,000 shares.

We will not receive any proceeds from the borrowed shares being offered and sold by the share borrower using this prospectus, but the share borrower will pay us a nominal loan fee of $0.10 per share for the use of the borrowed shares. We expect to use those proceeds for general corporate purposes. The share borrower or its affiliates will receive all the proceeds from the sale of the borrowed shares. In addition, pursuant to the terms of the share lending agreement, the share borrower will be obligated to deliver to us, and maintain during the term of the share lending agreement, collateral with a market value equal to at least the market value of the borrowed shares. Under the share lending agreement, the share borrower may deliver collateral consisting of cash, U.S. treasury securities, borrowed shares and such other property as we and the share borrower may from time to time agree to be acceptable collateral. During the term of the share lending agreement, collateral delivered to us by the share borrower will be held for our benefit in an account in the name of the share borrower with a financial institution that is not affiliated with the share borrower (which we refer to as the “collateral custodian”), but will not be under our control as of the date of this prospectus supplement. The parties have agreed to use good faith efforts to enter into a collateral account control agreement with the collateral custodian on or before December 15, 2012 (or such other date as the parties may otherwise agree) to provide us with control over the account and the collateral that is held for our benefit.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if the concurrent offering of the convertible notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

■	the share borrower may terminate all or any portion of a loan at any time;
■	on a proportionate basis when the convertible notes are repurchased, converted or otherwise acquired for value; and
■	we or the share borrower may terminate any or all of the outstanding loans upon a default by the other party under the share lending agreement, including certain breaches by the share borrower of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of us or the share borrower.

Any shares that we loan to the share borrower will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, the share borrower has agreed:

■	to pay to us an amount equal to cash dividends that we pay on the borrowed shares; and
■	to pay or deliver, as the case may be, to us any other distribution, other than in a liquidation or a reorganization in bankruptcy, that we make on the borrowed shares.

In view of the contractual undertakings of the share borrower in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to beneficial owners who hold shares of our common stock as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be relevant in light of an investor’s particular circumstances or to investors subject to special tax rules, including, without limitation:

■	banks, insurance companies or other financial institutions;
■	persons subject to the United States federal estate, gift or alternative minimum tax or the Medicare tax imposed under Section 1411 of the Code;
■	tax-exempt organizations;
■	dealers in securities or currencies;
■	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
■	foreign persons or entities (except to the extent specifically set forth below);
■	persons that own, or are deemed to own stock with a fair market value greater than 5% of the stock of our Company (except to the extent specifically set forth below);
■	certain former citizens or long-term residents of the United States;
■	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
■	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or
■	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. holder of our common stock. The material United States federal income tax consequences to “non-U.S. holders” of our common stock are described under “—Consequences to Non-U.S. Holders” below. The term “U.S. holder” means a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

■	an individual citizen or resident of the United States;
■	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;
■	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
■	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Dividends

Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. For taxable years beginning before January 1, 2013, such dividend income generally will constitute qualified dividend income and be subject to tax at the lower applicable capital gains rate, provided certain holding period requirements are satisfied. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received during taxable years beginning on or after January 1, 2013 will be taxed at rates applicable to ordinary income. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange or Redemption of Common Stock

Upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gain recognized by non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your adjusted tax basis in our common stock generally will be the cost therefor. Under certain circumstances, redemptions of stock may be treated as dividends.

Backup Withholding and Information Reporting

We are required to furnish to the record U.S. holders of our common stock, other than corporations and other exempt U.S. holders, and to the IRS, information with respect to dividends paid on the common stock.

You may be subject to backup withholding with respect to dividends paid on our common stock or with respect to proceeds received from a disposition of the common stock. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

■	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;
■	furnish an incorrect TIN;

■	are notified by the IRS that you have failed to properly report payments of interest or dividends; or
■	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of our common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. holder or a partnership for United States federal tax purposes. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies,” and such entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them.

Disposition of Common Stock

Subject to the discussions of backup withholding and FATCA below, any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:

■	the gain is effectively connected with your conduct of a trade or business in the United States;
■	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;
■	you are subject to Code provisions applicable to certain United States expatriates; or
■	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses recognized in the same taxable year, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

In general, dividends, if any, received by you with respect to our common stock will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

In general, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the withholding agent receives the statement described above under “— Consequences to Non-U.S. Holders — Dividends” and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, the withholding agent generally will be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

New Legislation Relating to Foreign Accounts (FATCA)

The following discussion applies with respect to both U.S. holders and non-U.S. holders.

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain non-financial foreign entities. The legislation generally imposes a 30% withholding tax on “withholdable payments” including dividends and gross proceeds from the sale or other disposition of our common stock paid on or after the relevant effective date to a foreign financial institution (whether as beneficial owner or intermediary) unless the foreign financial institution either qualifies for an exemption from these rules or enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by specified U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders who fail to provide the requested information thereby preventing the foreign financial institution from satisfying its obligations under the agreement with the U.S. Treasury. In addition, the legislation generally imposes a 30% withholding tax on such payments to a non-financial foreign entity (whether as beneficial owner or intermediary) unless the entity either qualifies for an exemption from these rules or certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Withholding under this newly enacted legislation will coordinate with (and not be duplicative of) the withholding under current law as described under “— Consequences to Non-U.S. Holders — Dividends” above and with certain other withholding provisions, but may apply to a withholdable payment even if such withholdable payment would be subject to an exemption or a reduced rate of withholding under a treaty. Under certain transition rules, any obligation to withhold under the legislation with respect to payments of dividends on our common stock will not begin until January 1, 2014 and with respect to the proceeds of a sale or other disposition of our common stock will not begin until January 1, 2017. To the extent that an amount withheld under this newly enacted legislation with respect to the beneficial owner of a withholdable payment exceeds such beneficial owner’s U.S. tax liability with respect to such withholdable payment, the excess may be refundable. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your ownership and disposition of our common stock.

UNDERWRITING; CONFLICTS OF INTEREST

Subject to the terms and conditions of the underwriting agreement dated as of November   , 2012, we have agreed to loan to the share borrower the shares of our common stock (the “borrowed shares”) listed below. Only the number of borrowed shares listed below will be subject to offering and sale pursuant to this prospectus supplement.

Name	Maximum Number of Borrowed Shares(1)
Jefferies & Company, Inc.
Total

(1)	The total number of shares that the share borrower can borrow under the share lending agreement is limited to a maximum number of shares in accordance with the share lending agreement. See “Share Lending Agreement; Concurrent Offering of Convertible Notes.” As of the date of this prospectus supplement, the total number of shares that the share borrower can borrow under the share lending agreement is limited to a maximum of 7,000,000 borrowed shares, but will be increased by 1,000,000 shares in the event any supplemental shares are to be sold in subsequent offerings. The maximum number of shares that may be borrowed under the share lending agreement at any given time will be reduced by the number of shares delivered to us by the borrower as of that date and will be subject to certain other adjustments.

The underwriter is offering the borrowed shares subject to its acceptance of the borrowed shares, and subject to prior sale. The obligation of the underwriter to make any payment for and accept delivery of the borrowed shares offered by this prospectus supplement and the accompanying prospectus is subject to the approval of certain legal matters by its counsel and to certain other customary conditions, as well as additional conditions relating to the borrowed shares.

The borrowed shares may be offered for sale in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. The underwriter initially proposes to offer 3,500,000 of the borrowed shares directly to the public at the offering price listed on the cover page of this prospectus supplement and proposes to offer 3,500,000 of the borrowed shares and any supplemental shares directly to the public at prevailing market prices at the time of sale or at negotiated prices.

Commission and Expenses

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us, based on the maximum number of shares of our common stock available under the share lending agreement.

	PER BORROWED SHARE		TOTAL
Public offering price	$		$
Underwriting discounts and commissions		0		0
Estimated proceeds to Vector Group Ltd., before expenses		0		0

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions payable in connection with this offering, will be approximately $     million. We will also pay the underwriter a structuring fee of $700,000 in connection with this transaction and the concurrent offering of convertible notes.

We cannot assure you that prices at which shares of our common stock sell in the public market after this offering of the borrowed shares will not be lower than the offering price.

We have agreed to indemnify the underwriter and certain controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

In order to facilitate this offering of the borrowed shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more borrowed shares than it is obligated to purchase under the underwriting agreement, creating a short position. The underwriter can close out a covered short sale relating to borrowed shares by purchasing shares of our common stock in the open market. As an additional means of facilitating the offering of the borrowed shares, the underwriter may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

Share Lending Agreement

We are offering pursuant to this prospectus up to 7,000,000 shares of our common stock. The share borrower may from time to time during the term of the share lending agreement borrow from us up to a maximum number of shares determined in accordance with the share lending agreement, and we expect that the share borrower will initially borrow up to 7,000,000 shares of our common stock on or before the date of this prospectus supplement. The share borrower will initially offer up to 3,500,000 borrowed shares to the public in a fixed price offering (which we refer to as the “fixed price shares”). From time to time after the completion of the offering of the fixed price shares, the share borrower will offer up to an additional 3,500,000 borrowed shares to the public at prices prevailing in the market at the time of sale or at negotiated prices (which we refer to as the “variable price shares”). Shortly after the date of the offering of the fixed price shares, we expect the share borrower to terminate a portion of the initial share loan by delivering up to 3,500,000 shares of our common stock to us. These shares and any borrowed shares that are returned to us in the future will not be available for future share lending under the share lending agreement, and the number of shares that may be borrowed under the share lending agreement at any given time will be reduced by the number of shares delivered to us by the borrower as of that date and will be subject to certain other adjustments.

Jefferies has informed us that it, or its affiliates, intends to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the convertible notes may hedge their investments through short sales of our common stock. See “Description of Share Lending Agreement; Concurrent Offering of Convertible Notes.”

Jefferies will determine the offering price of the fixed price shares offered pursuant to this prospectus by initially soliciting indications of interest from potential purchasers of our common stock and conducting customary negotiations with those potential purchasers during the offering period. The price at which investors in the convertible notes establish their short positions through Jefferies will be the offering price of the fixed price shares offered hereby. During the offering period, Jefferies will negotiate a purchase price with purchasers of our common stock and will solicit indications of interest, based on the purchase price being negotiated with those potential purchasers, from convertible note investors seeking to establish a short position in our common stock. Jefferies will then establish a “clearing price” for a number of borrowed shares at which both purchasers of our common stock are willing to purchase the fixed price shares offered hereby and investors in the convertible notes are willing to establish short positions. The clearing price will be the fixed offering price hereunder and may be at a discount to the market price of our common stock at the time the offering is commenced.

In connection with facilitating such transactions, Jefferies expects to receive customary negotiated fees from investors in the convertible notes, which may be deemed to be underwriter’s compensation. Jefferies may engage in such transactions at any time and from time to time during the term of the share lending agreement.

The variable price shares will be sold from time to time in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. The variable price shares will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of variable price shares, the share borrower, or its affiliates, may effect such transactions in subsequent offerings by selling the shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the share borrower and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the share borrower, or its affiliates, sells the variable price shares, it or its affiliates may, in their discretion, purchase an equal number of shares of our common stock on the open market. The market price of our common stock could be negatively affected by such open market purchases. See “Description of Share Lending Agreement; Concurrent Offering of Convertible Notes” above.

As of the date of this prospectus supplement, the total number of shares that the share borrower can borrow under the share lending agreement is limited to a maximum of 7,000,000 borrowed shares, which number will be reduced by the number of shares delivered to us by the borrower from time to time. The share borrower expects to return to us, shortly after the closing of the offering, up to 3,500,000 shares, thus reducing the number of shares outstanding under the share lending agreement by up to 3,500,000 shares. From time to time after the offering and sale of the fixed price shares and the variable price shares and during the loan availability period, the share borrower may borrow from us up to an additional 1,000,000 shares of our common stock under the share lending agreement for additional offerings that may be made in subsequent offerings, on a delayed basis in transactions that may include block sales, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise (which we were refer to as the “supplemental shares”), provided that the share borrower may not borrow supplemental shares from us more than twice during any twelve consecutive months and that each borrowing of supplemental shares must be in an amount of at least 250,000 shares.

We will not receive any proceeds from the sale of borrowed shares pursuant to this prospectus. However, under the share lending agreement, we will receive a nominal loan fee of $0.10 per share from the share borrower for the use of the borrowed shares. We expect to use those proceeds for general corporate purposes. In addition, pursuant to the terms of the share lending agreement, the share borrower will be obligated to deliver to us, and maintain during the term of the share lending agreement, collateral with a market value equal to at least the market value of the borrowed shares.

No Sales of Similar Securities

In connection with this offering, we have agreed that we will not, without the prior written consent of the underwriter, during the period ending 60 days after the date of this prospectus supplement, (i) sell, offer to sell, contract to sell, lend or in any way transfer or dispose of any shares of our common stock or Related Securities (as defined below); (ii) effect any short sale, or establish or increase any “put equivalent position (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) of any shares of our common stock or Related Securities; (iii) pledge, hypothecate or grant any security interest in any shares of our common stock or Related Securities; (iv) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock or Related Securities, regardless of whether any such transaction will be settled in securities, in cash or otherwise; (v) announce the offering of any shares of our common stock or Related Securities; (vi) file any registration statement under the Securities Act in respect of any shares of our common stock or Related Securities; or (vii) publicly announce the intention to do any of the foregoing.

The above restrictions do not apply to:

■	the securities and underlying shares of our common stock to be sold in the concurrent offering of the convertible notes described in this prospectus;
■	the shares of our common stock to be issued pursuant to the share lending agreement described in this prospectus;
■	the issuance by us of shares of our common stock or options to purchase shares of our common stock, or the issuance of shares of our common stock upon the exercise of any option, pursuant to any stock option, stock bonus or other stock plan or arrangement outstanding as of the date hereof and described or incorporated by reference in this prospectus;
■	the issuance by us of shares of our common stock pursuant to the terms of our outstanding convertible securities described or incorporated by reference in this prospectus;
■	the filing of a registration statement on Form S-8 or other appropriate forms as required by the Securities Act, and any amendments thereto, relating to our common stock or any other of our equity-based securities issuable pursuant to any stock option, stock bonus or other stock plan or arrangement described or incorporated by reference in this prospectus; and
■	the filing of a registration statement on Form S-4 or other appropriate forms as required by the Securities Act, and any amendments to such forms, related to our common stock or any other of our equity securities issuable in connection with any merger, acquisition or other business combination, provided that three days’ advance notice of such filing is provided to Jefferies and provided, further, that the aggregate amount of any shares of our common stock or any other of our equity securities issuable pursuant to this clause shall not exceed 5% of the shares of our common stock outstanding as of the date of this prospectus supplement.

For purposes hereof, “Related Securities” means any options or warrants or other rights to acquire shares of our common stock or any securities exchangeable or exercisable for or convertible into shares of our common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, shares of our common stock.

Each of our directors and executive officers has agreed pursuant to lock-up agreements that, subject to certain exceptions, including the sale by Howard M. Lorber, our President and Chief Executive Officer, of up to 1,000,000 shares of our common stock, they will not, directly or indirectly, during the period that is 60 days after the date of this prospectus supplement, without the prior written consent of the underwriter, (i) sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, assign, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of our common stock or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, their spouse or family members; (ii) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of all or any part of shares of our common stock or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (iii) make any demand for or exercise any right or cause to be filed a registration statement, prospectus or prospectus supplement, including any amendments or supplements thereto, with respect to the registration of shares of our common stock or Related Securities; or (iv) publicly announce an intention to do any of the foregoing.

In the event that either during the last 17 days of the 60-day restricted period, we issue an earnings release or announce material news or a material event relating to us, or prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, then in either case the 60-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension.

Affiliations

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and certain of its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In November 2006, we invested $10 million in Jefferies Buckeye Fund, LLC (the “Buckeye Fund”), a privately managed investment partnership of which Jefferies Asset Management, LLC is the portfolio manager. All of our investment in the Buckeye Fund has been redeemed. However, a portion of the proceeds from the redemption ($100,000) is being withheld pending the outcome of a legal proceeding pertaining to one of the positions held by the Buckeye Fund during the term we were an investor. Jefferies and/or its affiliates are currently the beneficial owners of approximately 2,835,000 shares, or 3.3% of our common stock outstanding as of October 31, 2012 . Jefferies and/or its affiliates also own approximately $8.7 million aggregate principal amount of our outstanding convertible notes and may acquire additional shares of our common stock and outstanding convertible notes in the future. Jefferies, as the share borrower, has entered into a share lending agreement with us as described above under “Share Lending Agreement; Concurrent Offering of Convertible Notes.” In addition, Jefferies is acting as the lead underwriter in the concurrent offering of the convertible notes, for which it will receive customary compensation. Jefferies will also receive a structuring fee of $700,000 in connection with the transactions.

Conflicts of Interest

All of the proceeds of the offering of the borrowed shares will be paid to the underwriter or an affiliate thereof. As a result, Jefferies, or an affiliate thereof, will receive more than 5% of the net proceeds of this offering. Thus, Jefferies has a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. In accordance with Rule 5121, Jefferies will not make sales to discretionary accounts without the prior written consent of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters relating to this offering will be passed on for the underwriter by Latham & Watkins LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Vector Group Ltd. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Liggett Group LLC incorporated in this prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vector Tobacco Inc. incorporated in this prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Douglas Elliman Realty, LLC incorporated in this prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Rights
Purchase Contracts
Units

From time to time, we or certain selling securityholders may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. The specific plan of distribution for any securities to be offered will also be provided in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with additional information described under “Where You Can Find More Information,” carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. In addition, certain selling securityholders may offer and sell our securities from time to time. We will provide specific information about any selling securityholders in one or more supplements to this prospectus. If we or the selling securityholders use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we or any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “VGR.”

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” on page 5 of this prospectus, the “Risk Factors” section contained in the applicable prospectus supplement and the information included and incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process.

As permitted under the rules of the SEC, this prospectus incorporates important business information about Vector Group Ltd. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.” Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, any selling securityholders, nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making offers to sell the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or other similar terms mean Vector Group Ltd. and its consolidated subsidiaries and “Vector” means Vector Group Ltd., unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our web site at www.vectorgroupltd.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;
■	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;
■	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 27, 2012, February 28, 2012, May 22, 2012, September 14, 2012 and November 2, 2012; and
■	the description of our common stock contained in the S-1 Registration Statement filed on June 15, 1998, including any subsequently filed amendments and reports updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any prospectus supplement. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
Telephone Number: (305) 579-8000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains “forward-looking statements” within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

■	economic outlook;
■	capital expenditures;
■	cost reduction;
■	legislation and regulations;
■	cash flows;
■	operating performance;
■	litigation;
■	impairment charges and cost saving associated with restructurings of our tobacco operations; and
■	related industry developments (including trends affecting our business, financial condition and results of operations).

You can identify forward-looking statements by terminology such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may be”, “objective”, “plan”, “seek”, “predict”, “project” and “will be” and similar words or phrases or their negatives. The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:

■	general economic and market conditions and any changes therein, due to acts of war and terrorism or otherwise;
■	governmental regulations and policies;
■	effects of industry competition;
■	impact of business combinations, including acquisitions and divestitures, both internally for us and externally in the tobacco industry;
■	impact of legislation on our competitors’ payment obligations, results of operations and product costs, i.e. the impact of federal legislation eliminating the federal tobacco quota system and providing for regulation of tobacco products by the Food and Drug Administration (the “FDA”);
■	impact of substantial increases in federal, state and local excise taxes;
■	uncertainty related to product liability litigation including the Engle progeny cases pending in Florida; and
■	potential additional payment obligations for us under the Master Settlement Agreement (the “MSA”) and other settlement agreements relating to tobacco-related litigation with the states.

Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in any prospectus supplement. We caution you that any forward-looking statements made in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference are not guarantees of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or any other document incorporated by reference into this prospectus or any prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or any prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. See “Where You Can Find More Information.” The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose part of your investment.

OUR BUSINESS

We are a holding company and are engaged principally in:

■	the manufacture and sale of cigarettes in the United States through our Liggett Group LLC and Vector Tobacco Inc. subsidiaries; and
■	the real estate business through our New Valley LLC subsidiary, which is seeking to acquire additional operating companies and real estate properties. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area.

For the year ended December 31, 2011, Liggett was the fourth largest manufacturer of cigarettes in the United States in terms of unit sales. Our tobacco subsidiaries manufacture and sell cigarettes in the United States and all of our tobacco operation’s unit sales volume in 2011 and for the first nine months of 2012 was in the discount segment, which management believes has been the primary growth segment in the industry for more than a decade. Our tobacco subsidiaries produce cigarettes in approximately 117 different brand styles as well as private labels for other companies, typically retail or wholesale distributors who supply supermarkets and convenience stores. Liggett’s current brand portfolio includes Pyramid, Grand Prix, Liggett Select, Eve, USA and various partner brands and private label brands. Liggett’s manufacturing facilities are located in Mebane, North Carolina where it manufactures most of Vector Tobacco Inc.’s cigarettes pursuant to a contract manufacturing agreement. Liggett’s products are distributed from a central distribution center in Mebane, North Carolina to 16 public warehouses located throughout the United States that serve as local distribution centers for Liggett’s customers. Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains.

In addition to New Valley’s investment in Douglas Elliman, New Valley holds investment interests in various real estate projects in Manhattan, New York, Baltimore County, Maryland, southern California and Milan, Italy through both debt and equity investments.

We have approximately 590 employees, of which approximately 300 are employed at Liggett’s Mebane, North Carolina facility and approximately 265 are employed in sales and administrative functions at our subsidiary Liggett Vector Brands LLC, which coordinates our tobacco subsidiaries’ sales and marketing efforts.

Our principal executive offices are located at 100 S.E. Second Street, Miami, Florida 33131, our telephone number is (305) 579-8000 and our web site is http://www.vectorgroupltd.com. You should not consider information contained on our web site or that can be accessed through our web site to be part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	1.15x	2.18x	2.00x	1.19x	3.14x	3.26x

For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges (excluding capitalized interest) and amortization of capitalized interest. Earnings are also adjusted to exclude equity in gain or loss of non-consolidated real estate businesses. Fixed charges consist of interest expense, capitalized interest (including amounts charged to income and capitalized during the period), a portion of rental expense (deemed by us to be representative of the interest factor of rental payments), and amortization of debt discount costs.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement, we intend to use the net proceeds from the sale of our securities offered under this prospectus for working capital and general corporate purposes including, but not limited to, capital expenditures, working capital, acquisitions and other business opportunities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our capital stock, certain provisions of our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”), and our amended and restated bylaws (our “bylaws”), and certain provisions of applicable law. For more detailed information, please see our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capital stock consists of:

■	150,000,000 shares of common stock, with a par value of $0.10 per share; and
■	10,000,000 shares of preferred stock, with a par value of $1.00 per share.

As of September 30, 2012, 87,003,808 shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding. As of September 30, 2012, we also had outstanding options granted to employees to purchase approximately 2,547,677 shares of our common stock, with a weighted-average exercise price of $11.77 per share, of which options for 398,437 shares were exercisable at September 30, 2012. We also have outstanding convertible notes and debentures maturing in November 2014 and June 2026, which were convertible into 14,529,692 shares of our common stock as of September 30, 2012.

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available assets, payable in cash, in property or in shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any amounts due to the holders of preferred stock. Holders of our common stock have no preemptive or conversion rights. No redemption or sinking fund provisions apply to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights and preferences, granted to or imposed upon each such series of preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, rights and the number of shares constituting any series or the designation of a series. Except as otherwise fixed by our board of directors in any resolution providing for the issuance of any series of preferred stock or as required by law, the holders of shares of preferred stock shall not be entitled to vote on matters submitted to a vote of stockholders; provided, however, that if any shares of preferred stock are outstanding, we shall not, without the consent of the holders of record of two-thirds of the aggregate number of shares of preferred stock then outstanding, voting as a class, (i) increase the total number of authorized shares of preferred stock, (ii) create or issue any shares of any class of capital stock ranking, either as to payment of dividends or distribution of assets upon dissolution, liquidation or winding-up, prior to or on a parity with the preferred stock, or (iii) alter or change the designation or the powers, preferences or rights of the preferred stock as a class, or the qualifications, limitations or restrictions thereof.

Our board of directors can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

As of September 30, 2012, no shares of preferred stock were issued and outstanding. All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain certain provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions and certain provisions of Delaware law are expected to discourage coercive takeover practices and inadequate takeover bids.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, could deprive stockholders of opportunities to realize takeover premiums for their shares.

Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and such sections of the General Corporation Law of the State of Delaware.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such person or entity became an interested stockholder, unless:

■	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
■	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or
■	at or subsequent to such date of the transaction that resulted in a person or entity becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In addition, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

In general, Section 203 defines “business combination” as:

■	any merger or consolidation involving the corporation and the interested stockholder;
■	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
■	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
■	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
■	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
■	In general, Section 203 defines an “interested stockholder” as any person that is:
■	the owner of 15% or more of the outstanding voting stock of the corporation;
■	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or
■	an affiliate or associate of the above.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Our Board of Directors

Our by-laws provide that the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire board of directors or by action of the stockholders. The size of our board of directors is currently fixed at seven directors. Each director is elected at our annual stockholder meeting, by a plurality vote, and holds office until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified or is removed.

Removal of Directors; Vacancies

Our certificate of incorporation and bylaws provide that any director may be removed, with or without cause, at any time, by the holders of a majority of the voting power of our issued and outstanding capital stock entitled to vote at an election of directors.

Our bylaws provide that any vacancy in our board of directors may be filled by the vote of a majority of our directors then in office, though less than a quorum, or by our sole remaining director or by our stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.

Amendment of Certificate of Incorporation

Except as otherwise provided by law or our certificate of incorporation, our certificate of incorporation may be amended, altered or repealed by resolution of our board of directors and approval of our stockholders entitled to vote thereon either at a special or annual meeting (provided that such amendment has been described or referred to in the notice of such meeting).

Amendment of Bylaws

Except as otherwise provided by law, our certificate of incorporation or our bylaws, our bylaws may be amended, altered or repealed at a meeting of the stockholders (provided that such amendment has been described or referred to in the notice of such meeting) or a meeting of our board of directors, provided that any bylaw made by our board of directors may be amended or repealed by action of our stockholders at any annual or special meeting of stockholders.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “VGR.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus, which may include guarantees of the debt securities by certain of our subsidiaries. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series, including whether such debt securities will be guaranteed, in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

General

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer’s certificate or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet), including the following terms, if applicable:

■	the title and ranking of the debt securities (including the terms of any subordination provisions);
■	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
■	the aggregate principal amount of the debt securities being offered and any limit on the aggregate principal amount of such series of debt securities;
■	whether any of our direct or indirect subsidiaries will guarantee the debt securities, including the terms of subordination, if any, of such guarantees;
■	the date or dates on which the principal of the securities of the series is payable;
■	the interest rate, if any, and the method for calculating the interest rate;
■	the dates from which interest will accrue, the interest payment dates and the record dates for the interest payments;
■	the place or places where principal of, and any interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;
■	any mandatory or optional redemption terms;
■	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

■	any dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;
■	the denominations in which the debt securities will be issued;
■	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
■	the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;
■	the designation of the currency, currencies or currency units in which payment of the principal of, and any interest on, the debt securities will be made;
■	if payments of principal of, any interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
■	the manner in which the amounts of payment of principal of, or any interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;
■	any provisions relating to any security provided for the debt securities;
■	any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;
■	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
■	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents appointed with respect to the debt securities;
■	the provisions, if any, relating to conversion or exchange of any series of debt securities, including if applicable, the conversion or exchange price and period, the securities or other property into which the debt securities will be convertible, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed; and
■	any other terms of the series of debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon maturity or a declaration of acceleration of their maturity following an event of default pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the depositary, or a nominee of the depositary (we will refer to any such debt security as a “global debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth below, global debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Beneficial interests in global debt securities will not be issuable in certificated form unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture and we fail to appoint a successor depositary within 90 days of such event, (ii) we determine, in our sole discretion, not to have such securities represented by one or more global securities or (iii) any other circumstances shall exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement. Unless and until a global debt security is exchanged for certificated debt securities under the limited circumstances described in the previous sentence, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

Vector may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person (a “successor person”) unless:

■	Vector is the surviving corporation or the successor person (if other than Vector) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes Vector’s obligations on the debt securities and under the indenture; and

■	immediately after giving effect to the transaction, no default or event of default, shall have occurred and be continuing.

Notwithstanding the above, any of Vector’s subsidiaries may consolidate with, merge into or transfer all or part of its properties to Vector.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

■	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);
■	default in the payment of principal of any security of that series at its maturity;
■	default in the performance or breach of any covenant by us in the indenture (other than defaults described above or defaults relating to a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
■	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Vector; and
■	any other event of default provided with respect to a series of debt securities, including any events of default relating to guarantors, if any, or subsidiaries that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

■	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;
■	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;
■	such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;
■	the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and
■	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest on, that debt security on or after the due dates expressed in that debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture from our principal executive officer, principal financial officer or principal accounting officer. If a default or event of default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend or supplement the indenture or the debt securities of one or more series without the consent of any holder of any debt security:

■	to add guarantees with respect to debt securities of a series or secure debt securities of a series;
■	to surrender any of our rights or powers under the indenture;
■	to add covenants or events of default for the benefit of the holders of any series of debt securities;
■	to comply with the applicable procedures of the applicable depositary;

■	to cure any ambiguity, defect or inconsistency;
■	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;
■	to provide for uncertificated securities in addition to or in place of certificated securities;
■	to make any change that does not materially adversely affect the rights of any holder of debt securities;
■	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
■	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;
■	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; and
■	for certain other reasons set forth in any prospectus supplement.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

■	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;
■	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
■	reduce the principal of, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
■	reduce the principal amount of discount securities payable upon acceleration of maturity;
■	waive a default in the payment of the principal of, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
■	make the principal of, or any interest on, any debt security payable in currency other than that stated in the debt security;
■	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and any interest on, those debt securities and to institute suit for the enforcement of any such payment;
■	make any change to certain provisions of the indenture relating to waivers or amendments; or
■	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, by written notice to the trustee, waive our compliance with provisions of the indenture or the debt securities with respect to such series. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

■	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and
■	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

■	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and
■	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

Concerning our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships with Wells Fargo Bank, National Association. Wells Fargo Bank, National Association also serves as trustee under certain of our other indentures.

DESCRIPTION OF WARRANTS

General

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase shares of common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with shares of common stock, preferred stock and/or debt securities offered by any prospectus supplement and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The specific terms of any warrants may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those warrants, as well as for other reasons. Because the terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read any applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreement that contain the terms of the warrants and defines your rights as a warrant holder.

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

■	the offering price and the aggregate number of warrants offered;
■	the currencies in which the warrants are being offered;
■	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;
■	the designation and terms of any series of debt securities with which the warrants are being offered, including whether such debt securities are guaranteed, and the number of warrants offered with each such debt security;
■	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;
■	the terms of any rights to redeem or call the warrants;
■	the date on which the right to exercise the warrants begins and the date on which that right expires;
■	federal income tax consequences of holding or exercising the warrants; and
■	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

■	the offering price and the aggregate number of warrants offered;
■	the total number of shares that can be purchased if a holder of the warrants exercises them;
■	the number of warrants being offered with each share of common stock;
■	the date on and after which the holder of the warrants can transfer them separately from the related shares of common stock or preferred stock;
■	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which those shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;
■	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;
■	the date on which the right to exercise the warrants begins and the date on which that right expires;
■	federal income tax consequences of holding or exercising the warrants; and
■	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying shares of common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

■	deliver to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;
■	properly complete and sign the reverse side of the warrant certificate representing the warrants; and
■	deliver the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities or shares of common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant for shares of common stock or preferred stock will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

■	issue shares of common stock or preferred stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to all or substantially all holders of our common stock or preferred stock;
■	pay any cash to all or substantially all holders of our common stock or preferred stock, other than a cash dividend paid out of our current or retained earnings;
■	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to all or substantially all holders of our common stock or preferred stock; or
■	issue common stock, preferred stock or additional shares or other securities or property to all or substantially all holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common stock warrants or preferred stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of shares and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional shares and other securities and property.

Except as stated above, the exercise price and number of securities covered by a warrant for shares of common stock or preferred stock, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants or preferred stock warrants may have additional rights under the following circumstances:

■	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock;
■	certain share exchanges, mergers, or similar transactions involving us that result in changes of the common stock or preferred stock; or
■	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive shares, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF RIGHTS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the rights that we may offer under this prospectus. We may issue rights to our stockholders to purchase shares of our common stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. Because the terms of any rights we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus. We will incorporate by reference into the registration statement of which this prospectus is a part the form of rights agreement that describes the terms of the series of rights we are offering before the issuance of the related series of rights. The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

■	the date for determining the persons entitled to participate in the rights distribution;
■	the exercise price for the rights;
■	the aggregate number or amount of underlying securities purchasable upon exercise of the rights;
■	the number of rights issued to each stockholder and the number of rights outstanding, if any;
■	the extent to which the rights are transferable;
■	the date on which the right to exercise the rights will commence and the date on which the right will expire;
■	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;
■	anti-dilution provisions of the rights, if any; and
■	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

The following description summarizes the general features of the purchase contracts that we may offer under this prospectus. While the features we have summarized below will generally apply to any future purchase contracts we may offer under this prospectus, we will describe the particular terms of any purchase contracts that we may offer in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of any purchase contract that we may offer under this prospectus before the sale of the related purchase contract. We urge you to read any applicable prospectus supplement related to specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our, or an unaffiliated entity’s, securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

■	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);
■	whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;
■	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;
■	any provisions relating to any security provided for the purchase contracts;
■	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;
■	whether the purchase contracts are to be prepaid or not;
■	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;
■	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;
■	a discussion of certain united states federal income tax considerations applicable to the purchase contracts;
■	whether the purchase contracts will be issued in fully registered or global form; and
■	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

■	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
■	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
■	whether the units will be issued in fully registered or global form.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered hereunder, information about such selling securityholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein.

PLAN OF DISTRIBUTION

We, or selling securityholders, may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

■	at a fixed price or prices, which may be changed;
■	at market prices prevailing at the time of sale;
■	at prices related to such prevailing market prices; or
■	at negotiated prices.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or selling securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the “Securities Act”), and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum amount of underwriting compensation, including underwriting discounts and commissions, to be paid in connection with any offering of securities pursuant to this prospectus may not exceed 8% of the aggregate principal amount of securities offered. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the united states to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at-the-market offerings into an existing trading market in accordance with rule 415(a)(4) under the Securities Act. In addition, we or the selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, the selling securityholders or others to settle those sales or to close out any related open borrowings of common stock, and may use securities received from us or the selling securityholders in settlement of those derivatives to close out any related open borrowings of our common stock. In addition, we or the selling securityholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the securities will be passed upon for us by O’Melveny & Myers LLP and, with respect to matters of Virginia law, by Robert T. Vaughan, Jr., P.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Vector Group Ltd. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Liggett Group LLC incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vector Tobacco Inc. incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Douglas Elliman Realty, LLC incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Up to 7,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Jefferies

November   , 2012